May 26, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

Raymond James Announces Agreement to Acquire
3Macs to Create Canada’s Leading Independent Investment Dealer

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF), today announced its Canadian subsidiary Raymond James Ltd. has entered into a definitive purchase agreement to acquire 3Macs (MacDougall, MacDougall & MacTier Inc.), a respected independent investment firm founded before Confederation in 1849. 3Macs complements Raymond James Ltd.’s existing private client business by adding 72 advisors who manage approximately Cdn$6 billion of client assets under administration on behalf of individual investors and families.

Highlights Include:

•	Creates Canada’s largest independent investment dealer with Cdn$33 billion in client assets under administration.

•	3Macs advisors and their clients will benefit from access to Raymond James’ world class wealth management expertise.

•	3Macs advisors will have access to Raymond James’ Equity Research providing coverage on more than 1,300 firms across the globe.

•	Raymond James will continue to support the charitable focus of 3Macs through the Raymond James Canada Foundation.

•	Key members of 3Macs’ management team will remain under the leadership of Randy Ambrosie, President & CEO, who will report to Paul Allison, Chairman & CEO of Raymond James Ltd.

•	Tim Price, Chairman of 3Macs, will join Raymond James Ltd.’s board of directors.

“We are very excited about this new partnership with 3Macs and the opportunity to create a new legacy of excellence serving Canadians with their total wealth management needs,” said Paul Allison, Raymond James Ltd. chairman and CEO. “Not only will this acquisition significantly accelerate our growth strategy across Canada, it meets our highly selective parameters for cultural fit, growth in a strategically important marketplace, and ease of integration. We are confident that our firm’s core values of putting clients first, conservatism, independence and integrity are mirrored and embraced by the people of 3Macs.”

In recognition of 3Macs’ important legacy and its long and distinguished history of serving Canadian families over many generations, it will continue to operate under the 3Macs brand as a division of Raymond James, following the closing.

“We respect the deep affinity the people of 3Macs and their clients have for its legacy, and we are proud to welcome our new colleagues under this historic name,” said Allison.

“The opportunity to continue our legacy at 3Macs was an important part of our decision to join Raymond James,” explained Randy Ambrosie, President & CEO at 3Macs. “With our history of over 17 decades of serving the wealth management needs of multiple generations of clients and their families, choosing the right partner was our primary focus throughout this process. Raymond James offers a culture of respect and client service; the opportunity to deliver world class wealth management solutions; plus enhanced technology solutions to further safeguard the privacy and security for our clients. Its long-term commitment and vision for growth in Canada is exciting and will greatly benefit our clients, advisors and employees alike.”
“We are selective when considering all acquisitions, and the advisors and portfolio managers at 3Macs are quality individuals who fit the profile of successful professionals that we recruit to Raymond James every day,” said Allison. “In terms of integration, we believe this will be seamless to 3Macs advisors and their clients, and our focus will be on ensuring this process is executed with thoughtful consideration and minimal impact. We are also committed to ensuring a smooth transition for 3Macs clients and will be contacting them in the near future to communicate further.”
The transaction is subject to customary approvals, including Canadian regulatory and 3Macs’ shareholder approval, and is expected to close in the fall of 2016.

Raymond James Ltd. and Davies Ward Phillips Vineberg acted as financial and legal advisors to Raymond James; Deloitte Corporate Finance LLC and Fasken Martineau acted as financial and legal advisors to 3Macs.

Call with Media:
Raymond James Ltd. Chairman and CEO Paul Allison and 3Macs representatives will hold a conference call for media on Thursday, May 26 at 1:30 p.m. ET. To participate (listen only connection), please call (800) 686 2396 ten minutes before the call.

About Raymond James
Raymond James Ltd. is the Canadian arm of Raymond James Financial, Inc., and has operated in Canada since January 2001. Today Raymond James Ltd. employs over 1,000 people across Canada, including over 370 advisors and Portfolio Managers operating out of 117 locations.
Raymond James Ltd. was named among Canada’s Top 100 Employers in 2016. Our parent firm, Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified  financial services company providing private client, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,700 financial advisors serving in excess of 2.8 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately USD $522 billion .
The Raymond James Investment Banking team, consisting of more than 300 investment bankers across North America, provides a complete range of capital markets services with strong expertise in mergers & acquisitions, public offerings, private placements and syndication. Raymond James offers equity research coverage on more than 1,300 Canadian and U.S. firms, as well as access to capital markets, innovative institutional equity teams, and leading-edge financial products and services.
About 3Macs
3Macs (MacDougall, MacDougall & MacTier Inc.) is one of Canada’s most respected independent employee-owned investment dealers, serving investors and their families with their wealth management needs since 1849, before Confederation. Beginning with the belief that a client’s interests are best served through careful analysis of their current situation, future goals and individual circumstances, 3Macs is home to some of Canada’s most experienced advisors and portfolio managers, who provide custom tailored solutions and highly personalized wealth management services. 3Macs has 72 advisors and portfolio managers, and approximately $6 billion in client assets under management. Additional information is available at www.3Macs.com.